UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2012

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	001-34144	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 24, 2012, Cubic Energy, Inc. (the “Company”) received a letter from NYSE Amex LLC (the “Exchange”) stating that based on the information contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, the Company is not in compliance with Section 1003(a)(i) of the Exchange’s Company Guide because the Company has stockholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years.

The Company was previously advised that it is not in compliance with Sections 1003(a)(ii) and (iii) of the Exchange’s Company Guide.  The Company has submitted a plan to the Exchange detailing how it intends to regain compliance with Section 1003(a)(ii) and (iii) of the Exchange’s Company Guide, and the Staff of the Exchange is currently reviewing the plan.  The Company is not required to submit an additional plan of compliance in connection with the additional deficiency identified in the Exchange’s letter of February 24, 2012, because the plan addresses how the Company intends to regain compliance with the higher stockholders’ equity requirement in Sections 1003(a)(ii) and (iii), and therefore effectively addresses how the Company intends to regain compliance with Section 1003(a)(i).

If the Company’s plan is not accepted, the Company does not make progress consistent with an accepted plan, or the Company is not in compliance with the continued listing standards by the end of the compliance period, the Company is subject to delisting proceedings.  The Company would be entitled to appeal a determination by the Exchange to initiate delisting proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary